Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Leigh J. Abrams, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES EXECUTIVE ENTERSRV/MH
HERITAGE FOUNDATION’S HALL OF FAME

White Plains, New York – March 24, 2005 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (“RV”) and manufactured housing (“MH”), today announced that David L. Webster, Chairman, President and CEO of Drew’s Kinro Inc. subsidiary, was elected to the RV/MH Heritage Foundation’s Hall of Fame class of 2005. A ceremony for the inductees will be held in Elkhart, Ind. on August 1, 2005.

Drew said Webster was recognized for his leadership in the MH and RV industries for more than 25 years. Webster serves on the board of the Manufactured Housing Institute and American Architectural Manufacturers Association, and is on Drew’s Board of Directors.

“David has played an important leadership role within both the manufactured housing and RV industries, and within Drew for many years,” said Leigh J. Abrams, Drew’s President and CEO. “Under David’s guidance, Kinro has grown from a small supplier in 1980, to one of the premier suppliers in the country to both the RV and MH industries. As a 2005 Hall of Fame inductee, he takes his place among a select group of leaders in our industry whose dedication to quality and superior service are unsurpassed.”

The RV/MH Heritage Foundation created its Hall of Fame in recognition of those who demonstrate exceptional leadership in the recreational vehicle and manufactured housing industries.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, electric stabilizer jacks and trailers for equipment hauling, boats, personal watercrafts and snowmobiles, as well as chassis and windows for modular homes and offices. From 50 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

# # #